UNITED KINGDOM HYDROGRAPHIC OFFICE

DISTRIBUTORSHIPAGREEMENT FOR

ADMIRALTY NAVIGATIONAL AND OTHER

RELATED PRODUCTS

AN AGREEMENT made this 10th day of August 2005 BETWEEN

(1)	The Chief Executive United Kingdom Hydrographic Office, and National Hydrographer (hereinafter called ‘‘UKHO”) for and on behalf of the Secretary of State for Defence,

(2)	and e-MLX Co., Ltd of Ssangyong Research No. 2 Lab Sinseong-Dong100, Yuseong-Gu, Daejeon 305-804, Korea (hereinafter called “the Distnbutor”).

Together “the Parties”

WHEREAS:

UKHO wishes to appoint a number of distributors of its world-wide series of paper charts, nautical publications, and digital products and other related products for which UK.HO acts as a wholesaler/distributor(Schedule 1, C refers).

The Distributor has applied to become an Admiralty Distributor of ASD (“ the Product Group(s)”).

IT IS AGREED AS FOLLOWS:

1. DEFINITIONS

In this Agreement;

“Admiralty Distributor” shall mean a distributor of the Product Group(s) above.

“Agreement” means the whole of the. foll owing terms, Schedule 1 and Schedule 2.

“Distributor” means the party appointed by UKHO under the terms of this Agreement to supply the Product Group(s) to Customers.

“Operating Location(s)” means any location(s) used by the Distributor(s) to stock and supply the Product Group(s) to Customers.

“Sub-Distributor” means the party appointed and provisioned by the Distributor to stock and supply the Product Group(s) to Customers on the Distributors behalf.

“IACA” means an International Admiralty Chart Agent. This is the category of Distributor supplying SOLAS paper and digital products and offering the full range of ASP&D under the terms of this Agreement. This category of Distributor may also supply Admiralty Leisure products (AL) and other related products that are not produced by UKHO but for which UKHO acts in the capacity of wholesaler/distnbutor (NonAP&D} under the terms of this Agreement.

“ACA(P)” means Admiralty Chart Agent (Paper). This is the category of Distributor offering only ASP under the terms of this Agreement. This category of Distributor may also supply Admiralty Leisure products (AL) and other related paper products that are not produced by UKHO but for which UKHO acts in the capacity of wholesaler/distributor (NonAP) under the terms of this Agreement.

“ADD” means Admiralty Digital Distributor. This is the category of Distributor offering only ASD under the terms of this Agreement. This category of Distributor may also supply Admiralty Leisure products (AL) and other related digital products that are not produced by UKHO but for which UKHO acts in the capacity of wholesaler/distributor (NonAD) under the terms of this Agreement.

“ACA(W)” means Admiralty Chart Agent (Wholesale). This is the category of Distributor that acts as a wholesaler for Admiralty Leisure products, and supplies other distributors and multiple retail outlets.

“ASP” means the Product Group comprising Admiralty SOLAS paper products.

“ASD” means the Product Group comprising Admiralty SOLAS digital products which for the purpose of this agreement includes ARCS Skipper.

“ASP&D” means the complete range of SOLAS paper and digital products i.e. ASP and ASD, produced by or on behalf ofUKHO as listed in the Admiralty catalogue of Products (NP131).

“AL” means Admiralty Leisure products, the range of Admiralty products designed primarily for non SOLAS applications.

“NonAP&D” means the Product Group comprising products that are not produced by UK.HO but for which UKHO acts in the capacity of wholesaler/distributor.

“NonAP” means the Product Group comprising paper products that are not produced by UKHO but for which UKHO acts in the capacity of wholesaler/distnbutor.

“NonAD” means the Product Group comprising digital products that are not produced by UKHO but for which UKHO acts in the capacity of wholesaler/distributor.

“Admiralty Distributors Handbook” means the material issued by UKHO which contains procedural information to assist the Distributor to properly discharge his responsibilities under this Agreement. This Agreement shall be the entire agreement between the Parties and the Admiralty Distributors Handbook, which may be updated from time to time, shall be for guidance only and shall not be part of this Agreement.

“NMs” means the Admiralty Notices to Mariners, which are the notices issued periodically by UKHO and which contain all the necessary information, current at the time, to allow the correction of ASP&D.

“APP” means the Admiralty Promotional Programme. This is the means by which UKHO may in certain circumstances and at its sole discretion provide material support to Distributors exhibitions, seminars and other targeted marketing activity. Details of the APP are included within the Admiralty Distnbutors Handbook.

“Customers” shall mean any party to whom the Distnbutor sells the Product Group(s).

“Intellectual Property Rights” means copyright, patents, utility models, trade marks, service marks, design rights (whether registered or unregistered), database rights, semiconductor topography rights, proprietary information rights and all other similar rights as may exist anywhere in the world.

2. APPOINTMENT

2.1.	UKHO hereby appoints e-MLX Co., Ltd from 10 August 2005 and thereafter unless or until terminated in accordance with the terms of this Agreement, to be its non-exclusive Distributor operating from the Operating Location(s) listed at Appendix A for the supply of the Product Group(s) world wide in accordance with terms of this Agreement. The Terms of this Agreement apply to those products produced by UK.HO and other related products for which UK.HO acts as a wholesaler/distributorexcept that where different terms and conditions pertain to the latter, they are specified at Schedule I, C.

The Distributor is hereby appointed an:-

Admiralty Digital Distributor (ADD)

For the avoidance of doubt, nothing in this Agreement shall create a relationship of agency between UKHO and the Distributor, and the Distributor will sell the Product Group (s) to Customers on his own account.

2.2.	UKHO reserves the right to appoint further distributors operating from the Operating Location(s) listed at Appendix A or elsewhere for the supply of any Product Group(s) world-wide including but not restricted to those detailed above and will endeavour to inform the Distributor of such an appointment.

2.3.	UKHO reserves the right to change the description or specification of the Products and Product Group(s). Any such changes shall be notified to the Distributor from time to time. UKHO will use reasonable endeavours to inform the Distributor of any changes prior to notification to users.

2.4.	Nothing in this Agreement shall entitle the Distributor to any priority supply in relation to the Product Group(s) as against UKHO’s other Distributors or Customers.

3. GENERAL DUTIES OF THE DISTRIBUTOR

3.1.	The Distributor shall provide and maintain to the reasonable satisfaction of UKHO and in full compliance with all relevant Jaws premises, accommodation and equipment suitable for the reception, storage and sale of all Product Groups for which he is a Distributor. Except where the Distributor conducts business solely by direct mail or by means of the Internet, the Distributors premises should contain space sufficient to permit inspection by Customers of the Product Group(s).

3.2.	The Distributor shall demonstrate to UKHO’s reasonable satisfaction and maintain a broad, current knowledge of:

maritime navigation;

the shipping industry;

IMO/SOLAS regulations; and

information technology/systems that relate to maritime navigation from time to time

3.3.	The Distributor shall, by means of advertisement or signs as shall have been approved by UKHO in writing prior to use, indicate that it has been appointed as an Admiralty Digital Distributor (ADD). The Distnbutor shall not describe itself as the distributor, agent or representative of UKHO or as being entitled to bind UK.HO in any way except as expressly authorised by this Agreement.

3.4.	The Distributor shall to the satisfaction ofUKHO at all times work diligently to protect and promote the interests of UKHO and shall at his own expense promote and procure sales of the Product Group(s) and endeavour to satisfy market demand for them by appropriate means including:

3.4.1.	personal visits to and correspondence with potential purchasers;

3.4.2.	advertising and distribution of publicity material (subject to the prior written approval by UKHO of the content, form and extent of such advertising and publicity material where it is directly related to the Product Group(s));

3.4.3.	attendance at trade shows and other sales promotion events;

3.4.4.	maintaining contact with Customers so as to encourage them to seek further supplies of the Product Group(s), including offering an after sales service for Customers in relation to the Product Group(s) to UKHO’s reasonable satisfaction;

3.4.5.	maintenance ofa Customer database; and,

3.4.6.	maintenance in good condition satisfactory to UKHO of a st9ck of the Product Group(s) sufficient to meet expected demand as specified within the accompanying Schedule(s).

3.5.	The Distnbutor shall engage such number of suitably qualified sales personnel as may be reasonably required by the demands of the business, and shall ensure that at least one such person who has adequate knowledge of the Product Groups and of their uses, particularly for maritime navigation is always available during normal local office hours. The Distributor shall further ensure that at least one member of his sales personnel is able to speak, read and write English to a standard acceptable to UKHO.

3.6.	The Distributor shall not make any representations to Customers or give any warranties in relation to the Product Group(s) other than those contained in any promotional material relating to the Product Group(s) produced or approved in accordance with clause 3.4.2 by UK.HO, or as may be provided separately to the Distributor by UK.HO, and shall not pledge the credit ofUKHO in any way.

3.7.	The Distributor shall not enter into any arrangement with, or assume any obligation towards, a third party which impedes or may impede the Distributors performance of this Agreement.

3.8.	The Distributor shall:

3.8.1.	advise UK.HO in writing prior to the appointment of any proposed Sub-Distributor(s) and shall be responsible to UKHO for ensuring that the requirements of this Agreement are met in full by such Sub-Distributor(s). Any failure in performance by a Sub-Distnbutor shall, for the purpose of this Agreement, be considered a failure of the Distributor, and UK.HO shall have the right to deny the Distributor the right to appoint specific sub-Distributors at UKHO’s sole discretion, and shall have the right to demand existing Sub-Distributors cease to be Sub-Distnbutors; and

3.8.2.	advise UK.HO in writing of all current and proposed Operating Locations and shall be responsible to UKHO for ensuring that the requirements of this Agreement are met in full by such Operating Locations. Any failure in performance by an Operating Location shall, for the purpose of this Agreement, be considered a failure of the Distributor, and UK.HO shall have the right to deny the Distributor the right to operate from specific Operating Locations at UKHO’s sole discretion, and shall have the right to demand existing Operating Locations cease to be Operating Locations.

3.9.	Subject to a notice period of not less than 24 hours the Distributor shall permit authorised representatives of UK.HO to inspect his premises and stocks of the Product Group(s) at any time during normal local business hours. In the event of a complaint and after consultation with the Distributor UKHO shall also be permitted to inspect his Sub-Distributors’ premises and stocks of the Product Group(s) at any time during normal local business hours.

3.10.	Where a Product is stated in NMs as being permanently withdrawn or cancelled and is to be replaced, and the Distributor has still to receive replacement(s) or new edition(s), the Distributor shall inform any prospective Customer that the Product in question has been withdrawn or cancelled and shall permit the Customer to purchase either the Product which is to be withdrawn or cancelled, or to purchase the replacement(s)or new edition(s) when received by the Distributor.

3.11.	The Distributor shall not sell to an end user any replacement or new edition of any product supplied to him by UKHO prior to its publication date as announced by UKHO in the weekly NMs.

3.12.	Where the Distributor has been notified by UKHO that a product is to be permanently withdrawn or cancelled without replacement, the Distributor shall:

3.12.1.	inform any intended purchaser that the product in question is shortly to be withdrawn or cancelled; and

3.12.2.	allow any intended purchaser to purchase the product which is to be withdrawn or cancelled until the Distributor is notified by UKHO that the product in question has been permanently withdrawn or cancelled.

3.13.	The Distributor shall not, under any circumstances, sell or otherwise deal with in any way which might reasonably be thought likely to lead to subsequent use in navigation any product which is stated in NMs as having been permanently withdrawn or cancelled without replacement or is stated in NMs as withdrawn or cancelled on publication of replacement(s) or new edition(s), after receipt by the Distnb utor of the replacement(s) or new edition(s).

3.14.	The Distributor shall render each Customer every reasonable assistance with any difficulties encountered by him in using the Product Group(s) and with day-to-day queries.

3.15.	The Distributor shall place orders in accordance with the requirements of the accompanying Schedules. To avoid delay and possible rejection of orders, the Distributor should also follow the procedures described within the Admiralty Distributor’s Handbook.

3.16.	The Distributor shall advise UK.HO of any errors in supply by UKHO within twenty one days ofreceipt of orders and include a copy of the relevant advice note identifying the errors. UKHO assumes no liability for any errors in the supply of orders where the Distributor fails to notify UKHO of these errors within twenty one days ofreceipt by the Distributor of the order.

3.17.	The Distributor shall provide the following written reports to UKHO in a form and to a template provided by UKHO:

3.17.1.	Annually each April a report summarising the Distributors conduct and development of the sale of the Product Group(s), detailing current trading conditions and explaining those changes to the Distributors marketing plan being made as a result. This report shall also include a phased monthly forecast, by product group, of anticipated purchases of the Product Group(s) for the forthcoming year (April to March) updating if necessary the report submitted the previous October. This report must be delivered to UKHO not later than 15th April each year.

3.17.2.	Annually each October a report providing, by product group, a phased monthly forecast of anticipated purchases during the twelve month period commencing on the 1st April following the submission of the report updating if necessary the report submitted the previous April. This report must be delivered to UKHO not later than 31st October each year.

3.17.3.	UKHO may exceptionally require, at its discretion, that the Distributor provide sales forecasts on a more frequent basis than that required at paragraphs 3.17.1 and 3.17.2 above.

3.18.	This clause has been deleted.

3.19.	The Distributor shall, in respect of each order for the Product Group(s) to be supplied by UKHO to the Distributor under this Agreement, be responsible for:

3.19.l.	ensuring the accuracy of its purchase order;

3.19.2.	providing UKHO with any information which is necessary in order to enable UK.HO to fulfil the order and to comply with all labelling, marketing and other applicable legal requirements, and

3.19.3.	obtaining any necessary import licences, certificates of origin or other requisite documents, and paying all applicable customs, duties and taxes in respect of the importation of the Product Group(s) and their resale.

4. PRODUCT SPECIFIC REQUIREMENTS & DISTRIBUTOR DUTIES

4.1.	In addition to the duties specified in Clause 3 above and elsewhere in this Agreement, the Distributor shall meet the requirements defined in Schedule I specific to the Product Group(s) for which he is a Distributor.

5. PERFORMANCE REQUIREMENTS

S.l.	In addition to the General and Specific duties specified in this Agreement the Distributor shall meet all of the performance requirements for each distributor category as specified in Schedule 2.

6. DUTIES OF UKHO

6.1.	UKHO agrees to use its best endeavours to maintain the quality of the Product Group(s) and ensure that they remain current, but except as expressly stated elsewhere in this Agreement accepts no liability for the failure to do this nor for any loss which may arise therefrom, to the Distributor, his Customers, or any third party.

6.2.	Prior to dissemination to users UKHO will make available to the Distributor updates on the status of Product Groups (Product Status Reports), which will include the following:

6.2.1.	any new products or new editions of products that are to be published along with the intended publication date and, where appropriate, the products that are to be permanently withdrawn or cancelled along with the intended date of withdrawal or cancellation;

6.2.2.	any products that are to be permanently withdrawn or cancelled without replacement along with the intended date of withdrawal or cancellation;

6.2.3.	any new products or new editions of products which are available for despatch from UKHO that week and will shortly be announced as published and, where relevant, the products that are shortly to be withdrawn or cancelled on publication of the new products or new editions of products and which will no longer be supplied by UKHO to the Distributor;

6.2.4.	any new products or new editions of products which UK.HO publishes that week and, where appropriate, the products that are permanently withdrawn or cancelled;

6.2.5.	any products that are permanently withdrawn or cancelled without replacement; and,

6.2.6.	other miscellaneous information UKHO considers appropriate.

6.3.	UKHO will announce in the weekly, or if available and by request, daily NMs:

6.3.1.	any new products or new editions of products which are to be published within the coming weeks;

6.3.2.	publication of any new products or new editions of products ; and

6.3.3.	any product(s) that have been permanently withdrawn or cancelled.

6.4.	UK.HO will supply to the Distributor free of charge a copy of the current Admiralty Distnbutors Handbook and updates, product handbooks and literature and, in the case of ASD only, data suitable for demonstration purposes.

6.5.	UKHO will supply the Distributor with weekly editions of paper NMs, block reproductions of portions of charts, printed warning notes and tracings showing corrections to the Admiralty charts at the frequency specified in Schedule 1 and as may be amended by UKHO at its sole discretion from time to time. UKHO may elect, at its sole discretion, to supply the Distnbutor with NMs by digital means (including but not limited to the Internet or ISDN telephone) in lieu of paper in which case the Distributor shall provide the equipment and trained staff necessary to permit their proper reception and application.

6.6.	UKHO will provide sales and product training at UKHO’s offices in Taunton or at the Distributors offices or other venue at UKHO’s discretion. In addition, UK.HO will provide training and product support guides and information in either paper or digital formats. UKHO will provide this training at no cost to the Distributor, however the Distributor shall be liable for the costs of his staff attending such training. In addition where the training takes place at the Distributors premises the Distributor shall also be responsible for the provision and funding of suitable facilities and the reasonable travel, accommodation and subsistence costs of UK.HO staff conducting the training upon presentation of invoices in respect of such costs.

6.7.	At its sole discretion UK.HO may provide material support for joint promotional programmes, as agreed, and within the guidelines of APP as detailed in the Distributors Handbook.

6.8.	UK.HO shall not be under any obligation to continue the manufacture of the Product Group(s), and shall be entitled to make such alterations to the specifications of the Product Group(s) as it thinks fit.

6.9.	Each order for the Product Group(s) shall constitute a separate Contra.ct, and any default by UK.HO in relation to any one order shall not entitle the Distributor to treat this Agreement as terminated.

7. PRICES and DISCOUNTS

7.1.	The prices payable by the Distributor for each order shall be those set forth in the UK.HO price list in force at the date the order is received, less any discount indicated under Schedule 2. Such prices shall be on an ex-works basis either from UK.HO, Taunton, Somerset, UK or such other UK location as UK.HO may, at its sole discretion, decide and advise to the Distributor.

7.2.	Where the Distributor requires delivery to an address different to that listed at Appendix B or requires his order be given high priority the Distributor shall pay surcharges at the following rates:

7.2.1.	High Priority orders (also known as rush orders) will attract a surcharge of20% of the value of the goods. This surcharge will be in addition to any other surcharge that may be applicable, but will only be applied to the net value of goods.

7.2.2.	The different address surcharge is 20% of the value of the goods. This surcharge will be in addition to any other surcharge that may be applicable, but will only be applied to the net value of goods.

7.3.	All prices within the price list exclude any UK output Value Added Tax (VAT).

7.4.	UK.HO reserves the right, exercisable at its sole discretion, to change both the discounts offered to the Distributor and the published price list. Such changes to discount and price structures may relate to changes in product fonnat, price basis, delivery method and/or support. Any such changes shall where possible be notified to the Distributor in writing at least twelve months before being brought into force and in any event no later than six months before being brought into force in the case of changes to discounts of existing products and one month before being brought into force in all other circumstances including changes to the price list.

8. PAYMENTS

8.1.	UKHO shall invoice for each consignment to the Distributor on an ex-works basis. Where UK.HO has arranged for transport and insurance on behalf of the Distributor such charges shall be added to the Distributors account and be borne by the Distributor.

8.2.	At the end of each month UK.HO will issue to the Distributor a statement of account summarizing all order invoices issued that month. It will show the value of all products dispatched, charges for all freight and insurance arranged by UK.HO on behalf of the Distributor, any credits from return products and any promotional charges arranged through the APP. Any payments in respect of APP support to the Distributor will be made separately by cheque or electronic transmission against submitted invoices.

8.3.	Payment of each invoice referred to in clause 8.1 of this Agreement shall be made in full by the Distributor without any deduction or set off into an account designated by UK.HO for the purpose in such a way that cleared funds are received by UK.HO within 40 days from the date of invoice or 55 days for distributors opting to make payment by direct debit. Allowance will be made where delivery times are normally longer than one week.

8.4.	UKHO reserves the right not to supply any Product Group(s) where payment in full has not been received from the Distributor by the required time, or where such supply would cause the Distributor to exceed any credit limit fixed by UK.HO from time to time and notified to the Distributor.

8.5.	If payment is not received by UKHO within the period specified at Clause 8.3 then UKHO shall be entitled to charge interest on any outstanding sums at the rate of 4% above Ban1c of England base rate from the date that the payment fell due until actual payment whether before or after judgement.

9. METHODS OF PAYMENT

9.1.	The preferred UKHO trading currency is sterling however, the Distributor may choose, subject to the agreement of UK.HO, to be invoiced and make payment in either US Dollars or Euros. Where this option is chosen it must remain in force for a minimum period of one year. Exchange rate rules will be notified on application.

9.2.	The preferred methods of payment are direct debit or electronic transfer. Alternatively cheques drawn on a UK clearing bank and credit cards (MasterCard and VISA but not charge cards such as American Express) are acceptable.

9.3.	Where charges are raised by the clearing banks prior to the funds reaching UKHO’s account, such charges are the responsibility of the Distributor who must ensure that any payment includes sufficient money to cover both the ban1c charges and to settle the account in full.

9.4.	This clause has been deleted.

9.5.	This clause has been deleted.

9.6.	UKHO Ban1c account details are:

Lloyds-TSB Ban1c PLC 31
Fore Street
Taunton
Somerset
TAI IHW
United Kingdom

Sort code:	30-98-45
Account number:	2428026
Account name:	The UK Hydrographic Office

9.7.	Where payment is other than by direct debit or electronic transfer all payments and payment advice should be sent to:

Address:	Sales Accounts
UK Hydrographic Office
Admiralty Way
Taunton
Somerset
TAI 2DN
United Kingdom

Tel:	+44 (0) 1823 337900 Extn 3285 or 4271
Direct fax:	+44 (0) 1823 333837
E-mail:	sales.accounts@ukho.gov.uk

Office hours:	08:30 to 16:00 Monday to Friday excluding UK public holidays

10. NON-ASSIGNMENT

10.1.	This Agreement is personal to the Distnbutor and no part of it may be assigned, charged or otherwise dealt with unless UK.HO shall have agreed to this in writing beforehand, except as is otherwise provided for in this Agreement. UK.HO agreement shall not be unreasonably withheld.

11. INTELLECTUAL PROPERTY

11.1.	This Agreement shall not constitute an assignment of any copyright or of any design right, trade or service mark or of any other Intellectual Property right, which shall remain vested in the Crown.

11.2.	UK.HO grants the Distributor, subject to the terms of this Agreement, a non-exclusive non-transferable licence to reproduce the material defined in 11.3.l to 11.3.3 below for the period of this Agreement for the sole purpose of advertising or promoting the Product Group(s) that the Distributor is permitted to sell under this Agreement (referred to as “the Licence”).

11.3.	The material (referred to as “ the Material”) shall consist of:

11.3.1.	all material published by UKHO and listed in the Admiralty Catalogue of Charts and Publications (NP 131) that the Distributor is permitted to sell under this Agreement;

11.3.2.	all material supplied to the Distributor by UKHO for the specific purpose of advertising and promotion; and

11.3.3.	trade marks relating to the Product Group(s) the Distributor is permitted to sell under this Agreement or relating to its status as a Distributor whether now in existence or yet to be devised (referred to as “the Trade Marks”).

11.4.	The Distributor shall use all Trademarks only in the form stipulated from time to time by UK.HO and shall observe any reasonable directions given by UK.HO as to co lours and size of representations of the Trademarks and their manner and disposition in relation to the Product Group(s). The Distributor shall not use or reproduce the Trademark in any other way whatsoever without frrst seeking and obtaining the UK.HO written consent to any such use.

1l..5.	TheDistributor shall not use the Trademarks accompanied by other trademarks or words describing the Product Group(s) unless the Trademarks are sufficiently distinguished from the surrounding and adjacent text and UK.HO is clear ly identified as the proprietor of the Trade Marks and then only with the express written consent of UK.HO.

11.6.	The Distributor shall not adopt or use any trademark, symbol or device that in the sole opinion of UK.HO incorporates or is confusingly similar to, or is a simulation or colourable imitation of, the Trademarks, or unfairly competes with the Trademarks.

11.7.	The Distributor shall not at any time, whether during the term of this Agreement or after its termination apply anywhere in the world to register any trademarks identical to or in the sole opinion ofUKHO so nearly resembling the Trademarks as to be likely to deceive or cause confusion.

1l..8.	The Distributor shall not reproduce more than one (1) graphical or textual extract from each item of the Material and no more than four (4) such extracts in total within each advertisement or item of promotional material. Such extracts shall not exceed one (1) A4 page in size. The Distributor may reproduce more than four (4) graphic extracts if the. purpose is to produce a digital or online catalogue service advertising the Material for sale. Such extracts must be in raster format, not be geo-referenced and be at a lower resolution than twenty-one (21) dots per inch.

11.9.	The Distributor shall not without obtaining the prior written permission of UK.HO in the case of each item of the Material reproduce any photograph contained within the Material, except where it is included within the front cover design of a product. Permission, once granted and unless otherwise provided in any such grant, will allow the specified photograph to be included within the definition of “the Material” above and no further permission shall be required to reproduce it under the terms of this Licence.

11.10.	The Distributor shall not place the Material or reproductions of the Material on a computer accessible to third parties whether via the Internet or otherwise except as follows:

11.10.l.	all graphic images must be in a raster fonnat, not be geo-referenced, and be at a lower resolution than twenty-one (21) dots per inch or at a resolution that limits the depiction to a four (4) inch square at the same scale as the original;

11.10.2.	all textual extracts must be fewer than 250 words;

11.10.3.	no more than four (4) graphical or textual extracts may be reproduced from each class of product;

11.11.	The Distributor shall ensure that no reproductions of the Material shall or are likely to mislead the public or be materially detrimental or inconsistent with the good name, goodwill, reputation and image ofUK.HO.

11.12.	The Distributor shall, on or before the first working day of January and July for each year of this Agreement, supply UK.HO with one copy of every reproduction made under this Licence during the preceding six (6) months. Copies should be addressed to “Copyright Section, UK Hydrographic Office, Admiralty Way, Taunton, Somerset, TAI 2DN, United Kingdom”.

11.3.	The Di,stributor shall place, either against each reproduction or within a general text easily visible to third parties, a notice that the reproductions are protected by Crown copyright or that the Trademarks are the property of UK.HO.

11.14.	The Di tributor shall ensure that no acknowledgement or reference to the Crown or the Controller of Her Majesty’s Stationery Office shall be printed in or in association with any form of advertisement or promotional material save as otherwise provided in this Agreement.

11.15.	The Distributor shall, at the expense of UK.HO, take all such steps as UKHO may reasonably require to assist UKHO in maintaining the validity and enforceability ofUK.HO’s Intellectual Property during the term of this Agreement.

11.16.	Without prejudice to the right of the Distributor or any third party to challenge the validity of any Intellectual Property of UK.HO, the Distributor shall not do or authorise any third party to do any act which would or might invalidate or be inconsistent with any Intellectual Property of UK.HO and shall not omit or authorise any third party to omit to do any act which, by its omission, would have that effect or character.

11.17.	The Distributor shall promptly and fully notify UK.HO of any actual. threatened or suspected infringement of any Intellectual Property of UKHO which comes to the Distnbutors notice, and of any claim by any third party so corning to its notice that the importation of the Product Groups, or their sale, infringes any rights of any other person, and the Distributor shall at the request and expense of UKHO do all such things as may be reasonably required to assist UKHO in taking or resisting any proceedings in relation to any such infringement or claim.

12. CONFIDENTIALITY

12.1.	The Distributor shall keep confidential any marketing or sales information which is supplied to him by UK.HO, and shall keep confidential the provisions of this Agreement except where such information is already in the public domain.

12.2.	The Distributor shall not use any marketing or sales information supplied to him by the UK.HO for any purpose other than the performance of the obligations under this Agreement

12.3.	UKHO shall keep confidential any marketing, sales or financial infonnation which is supplied to it by the Distributor in confidence, except where such information is already in the public domain.

13. TERMINATION

13. l.	The Distributor may tenninate this Agreement at any time on giving UKHO six months’ prior written notice.

13.2.	UKHO may terminate this Agreement at any time by giving the Distributor six months prior written notice.

13.3.	UKHO may terminate this Agreement at any time if the Distributor or any Sub-Distributor or other contractor, employee or agent of the Distributor commits any act or default which in the sole opinion of UKHO constitutes a breach of any of the provisions of this Agreement and where required to do so by UKHO fails to remedy this breach within a reasonable period of time which shall be stipulated in the written notice given to the Distributor by UKHO. The right of UKHO to terminate this Agreement under this provision is without prejudice to any other right or remedy under this Agreement or the general law which may be available in respect of the breach.

13.4.	UKHO may terminate this Agreement immediately at any time by serving on the Distributor notice in writing to that effect in the event that one or more of the following events occurs;

13.4.1	ifin the sole opinion ofUKHO any material change in the physical location of the business premises of the Distributor takes place without UKHO’s prior written consent. Such consent shall not be unreasonably withheld;

13.4.2.	if any material change takes place in the ownership or control of the Distnbutor without the prior written consent of UK.HO. Such consent shall not be unreasonably withheld;

13.4.3.	if the Distributor ceases or threatens to cease permanently to trade, or goes into voluntary or compulsory liquidation (except for the purposes of reconstruction or amalgamation) or if a receiver is appointed in respect of the whole or any part of its assets, or if an encumbrancer takes possession of any of the Distributors property or assets, or if the Distnbutor makes an assignment for the benefit of, or composition with, its creditors generally, or indicates an intention to do any of these things, however they may be descnbed in any other jurisdiction; or

13.4.4.	if the Distnbutor engages in any conduct which in the sole opinion of UK.HO is prejudicial to the interests or reputation ofUKHO or the marketing of the Product Group (s).

13.5.	On termination the Distnbutor shall not be entitled to any compensation or other payment, and shall settle any outstanding invoices immediately. The Distnbutor shall cease to be entitled to claim or hold himself out to be an appointed Admiralty Distributor, must remove any signage to that effect, and must cease to use any trade and service marks and other Intellectual Property of UK.HO. The Distributor shall return or destroy (at UKHO’s direction) any Admiralty Distributor Handbook and all promotional materials or other Intellectual Property supplied by UK.HO and in the Distributors possession.

13.6.	On termination of this Agreement, UKHO shall have the right, but shall not be obliged, to repurchase from the Distributor, at the price originally paid by the Distributor, any stock of the Product Group(s) in the Distributors possession, provided that they are not tom, dirty, used, or otherwise damaged and Admiralty charts that have not been stamped with the name of the Distributor or any other stamp. The Distributor shall arrange and pay for the despatch, freight and insurance of this stock to the UKHO or to such place as the UKHO may specify. The Distributor will also be responsible for the cost of return to him of any returned stock which has been rejected by UK.HO and must not sell that stock for navigational purposes.

13.7.	On termination of this Agreement the Distributor shall make arrangements to ensure that its Customers who have purchased Digital Data/Services continue to be supplied with any necessary update disks. At its discretion and with the agreement of such Customers the Distributor may provide to UK.HO in writing full details of Customers who have purchased Digital Data/Services, and UK.HO may maintain the supply of digital update disks direct to the Distributors Customers until those Customers select a replacement supplier.

13.8.	On termination of this Agreement, the Distributor shall have no claim against UK.HO for compensation for loss of distnbution rights, loss of goodwill or any similar loss, and save as otherwise provided herein, the parties’ obligations to each other shall cease.

14. GENERAL

14.1.	This Agreement constitutes the whole agreement between the parties and supersedes any prior agreement between them relating to the sale or distribution of the Product Group(s), and each party acknowledges that in entering into this Agreement, it does not do so on the basis of, nor does it rely on, any representation, warranty, or other provision except as expressly provided in this Agreement, and all conditions, warranties or other things implied by statute or common law are hereby excluded to the fullest extent permitted by law.

14.2.	The waiver of any rights arising from any breach of any term of this Agreement shall not be construed as a waiver of any rights arising from any subsequent breach of a term of the same or different nature.

14.3.	This Agreement shall not be taken to create any joint venture, partnership or other similar arrangement between the Parties. Nor is the Distributor authorised to act as the distributor of UK.HO except as is expressly provided for by this Agreement

14.4.	The Distributor is not and shall not hold itself out to any third party as being the agent or employee of UK.HO.

14.5.	Both Parties will be released from their respective obligations under this Agreement in the event that either Party is unable to perform its obligations due to any force majeure event, including but not limited to any Act of God; war or threat of war; act of terrorism; hostilities; riot; civil disturbance or emergency; national strike; fire; flood; explosion; accident; sabotage; insurrection; tempest; import or export regulations or embargoes; power failure or breakdown in machinery; strikes; lock-outs or other industrial actions or trade disputes; or acts, restrictions, regulations, bye-laws, prohibitions or measures of any kind on the part of any governmental, parliamentary or local authority, or any cause beyond that Party’s control. In such event, all monies due to UKHO shall be paid immediately, any Product Group($) in the Distributors possession shall be destroyed or returned to UK.HO as UK.HO shall direct, and the Distributor shall forthwith cease to carry on the business of or describe himself as an appointed Admiralty Distributor.

14.6.	Subject to the provision of90 days written notice UKHO shall have the right to amend this Agreement, to reflect inter alia technical changes in product range or method of supply. Where the change is of a significant nature, there will be a period of not less than 90 days prior to the start of the notice period to allow time for consultation between UKHO and the Distributor.

14.7.	Any amendments to this Agreement shall be serially numbered and issued in writing by the Commercial & Legal Branch of UKHO.

14.8.	Any reference in this Agreement to “writing” includes a reference to facsimile transmission or comparable means of communication.

14.9.	The headings in this Agreement are for convenience only and shall not affect its interpretation.

14.10.	If any provision of this Agreement is held by any court or other competent authority to be unenforceable in whole or in part, this Agreement shall continue to be valid as to the other provisions thereof and the remainder of the affected provision, as long as the parties’ intentions can still be met.

14.11.	The validity, construction and performance of this Agreement shall be governed by the laws of England and any dispute that may arise out of or in connection with this Agreement, including its validity, construction and performance, shall be subject to the non-exclusive jurisdiction of the English Courts.

14.12.	The title to any consignment of the Product Group(s) shall not pass to the Distributor until UKHO has received payment in full of the price therefore.

14.13.	Risk of loss of or damage to any consignment of the Product Group(s) shall pass to the Distnbutor from the time of delivery to the carrier at UKHO’s premises. The Distributor shall be responsible for effecting his own insurance from the moment risk passes to him, regardless of whether the Product Group(s) are collected by himor delivered by UKHO or a third party carrier.

14.14.	UK.HO shall indemnify the Distributor against any direct claims, loss, demands, damages, costs and expenses incurred by the Distributor in respect of any direct claim or action for personal injury including death arising out of this agreement to the extent that any such injury, loss or damages is caused by the negligence of the UKHO.

14.15.	Any notice or other information required or authorised by this Agreement to be given by either party to the other may be given by hand or sent (by first class pre-paid post, cable, facsimile transmission or comparable means of communication) to the other party at his usual correspondence address.

14.16.	The Distributor agrees to indemnify UKHO forthwith on written demand for all claims, losses, costs and expenses howsoever caused or incurred arising out of a breach of the Distributors obligations under this Agreement.

14.17.	This clause has been deleted.

15. THIRD PARTY RIGHTS

15.1.	Nothing in this Agreement is intended to grant any rights to any person or body that is not a party to this Agreement, and the Parties hereby agree to exclude the provisions of the Contracts (Rights of Third Parties) Act 1999.

16. FREEDOM TO CONTRACT

16.1.	The Parties declare that they each have the right, power and authority and have taken all action necessary to execute and deliver, and to exercise their rights and perform their obligations under this Agreement.

AS WITNESS the hands of the Parties hereto

APPENDIX A

Locations from which the Distributor shall operate for the supply of the Product Group(s) world wide

Ssanyong Research No. 2 Lab Sinseong-Dong 100, Yuseong-Gu, Daejeon 305-804, Korea

APPENDIXB

Locations to which UKHO shall supply the Product Group(s) without imposing the surcharge referred to in clause 7.2:

I.	The Operating Location(s) listed in Appendix A

2.	The location(s) listed below:

None

SCHEDULE 1 - PRODUCT SPECIFIC REQUIREMENTS AND DUTIES

In addition to the obligations elsewhere in this Agreement the following requirements shall apply to those Product Groups in respect of which the Distnbutor has been appointed as defined at Clause 2.1 of the Agreement

A.	ADMIRALTY SOLAS PAPER PRODUCTS (ASP) ADDITIONAL DUTIES OF THE DISTRIBUTOR

Not applicable.

B.	ADMIRALTY SOLAS DIGITAL PRODUCTS (ASD) ADDITIONAL DUTIES OF THE DISTRIBUTOR

B.l.	GENERAL REQUIREMENTS FOR DISTRIBUTORS OF ASD

	B.1.1.	The Distributor shall stock all the available types of ASD unless agreed otherwise in writing byUKHO.

	B.1.2.	The Distributor shall engage a sufficient number of staff trained or experienced in the use and operation of ASD to a standard acceptable to UKHO and must:

		B.1.2.1.	be conversant with product information, service levels and maritime regulations relevant to ASD.

		B.1.2.2.	Where the use of third party display equipment and/or software is required the Distributor shall display a knowledge of the different equipment types and preferably have a link to at least one equipment/software supplier to enable promotion of the UKHO product in an end user system;

		B.1.2.3.	be able clearly to demonstrate all UKHO digital products and explain the main features and benefits of each and have a functioning e-mail address and internet access;

		B.1.2.4.	provide appropriate computer hardware to install, run and demonstrate all ASDs;

		B.1.2.5.	proactively inform their Customer base of the available digital products and services and of their benefits/features and promote the use of official data as determined by the International Maritime Organization or the International Hydrographic Organization for SOLAS users where suitable data is available;

		B.1.2.6.	follow the ordering process set out in the requirements for specific products as set out at B2 below and as supplemented by the Admiralty Distributor Handbook;

		B.1.2.7.	maintain appropriate stock levels of ASD to satisfy Customer demand

		B.1.2.8.	retain sufficient Customer records to ensure that subsequent transactions and renewals can be dealt with efficiently and to be able to provide sales information to UKHO as required; and

		B.1.2.9.	be familiar with the content of the Distributor product handbooks and be able to provide frrst line support to the end user.

B.2. REQUIREMENTS FOR SPECIFIC PRODUCTS

The Distributor shall ensure that each sale and Customer licensing of ASD is undertaken in accordan.ce with the particular requirements of each Product type as follows and as supplemented by the Distributor Product Handbooks.

B.2.1.	ADMIRALTY RASTER CHART SERVICE (ARCS)

The Distnbutor shall:

	B.2.1.1.	sell licences appropriate to the Customer’s requirements and in the case of each sale of an ARCS product provide UKHO promptly by fax, e-mail or similar means, on the appropriate order form with a list of the charts required by the Customer together with other information requested on the order form which must include details of the equipment upon which the Customer will run the ARCS product, the user permit number of the Customer and the Personal Identification Number (PIN) of the Customer (which may be obtained from the supplier of the equipment upon which the Customer will run the ARCS product); and when invoicing Customers for ARCS products purchased the Distributor shall ensure that invoices are itemised so as to show clearly the type of ARCS product purchased;

	B.2.1.2.	UKHO’s Automatic Order Entry (AOE) is UKHO’s preferred means of receiving orders and the Distributor shall use this means where the software has been supplied;

	B.2.1.3.	check any licence disc the Distributor creates for viruses using an up to date virus checker prior to sealing the disc and despatch;

	B.2.1.4.	assemble the Customer’s ARCS pack as indicated in the Admiralty Distributors Handbook;

	B.2.1.5.	provide the appropriate level of service to the Customer through provision to Navigator Customers of weekly update CDs along with copies of re-issued CDs and any required permit discs;

	B.2.1.6.	retain a copy of Customer permits & licence details to allow support of further Customer requirements;

	B.2.1.7.	provide the Navigator Customer with a reminder 6 weeks prior to licence expiry;

	B.2.1.8.	agree with UKHO conditions under which free licences for Navigator trials can be offered; and.

	B.2.1.9.	agree with UKHO the number and content of Navigator Demonstration Licences to be supplied.

B.2.2.	TOTAL TIDE

The Distributor shall:

	B.2.2.1.	sell licences for TotalTide using the appropriate Distributor Licensing Software in accordance with the guidelines supplied by the UKHO and when invoicing Customers for TotalTide products purchased;

	B.2.2.2.	ensure that invoices are itemised so as to show clearly the items purchased;

B.2.2.3.	check any permit key floppy disc the Distributor creates for viruses using an up to date virus checker prior to despatch;

B.2.2.4.	retain a copy of Customer permits & Licence details including which Area Data Sets bought to allow support of further Customer requirements;

B.2.2.5.	provide the Customer with a reminder 6 weeks prior to the availability of the annually updated TotalTide Area Data Sets.

B.2.3. DIGITAL LIST OF LIGHTS

The Distributor shall:

B.2.3.1.	sell licences for the Digital List of Lights and Fog Signals using the appropriate Distributor Licensing Software in accordance with the guidelines supplied by the UKHO and when invoicing Customers for Digital List of Lights products purchased the Distributor shall ensure that invoices are itemised so as to show clearly the items purchased;

B.2.3.2.	provide the appropriate level of service to the Customer through provision to Customers of weekly update CDs;

B.2.3.3.	check any permit key floppy disc the Distributor creates for viruses using an up to date virus checker prior to despatch;

B.2.3.4.	retain a copy of Customer permits & Licence details including which volumes they have bought to allow support of further Customer requirements;

B.2.3.5.	provide the Customer with a reminder 6 weeks prior to licence expiry;

B.2.4. ELECTRONIC NAVIGATIONAL CHARTS

The Distributor shall:

B.2.4.1.	Be familiar with the contents of the Admiralty ENC Service User Guide and the relevant section of the Admiralty Distributor Handbook.

B.2.4.2.	Promote the Admiralty ENC Service to its Customers using the promotional material provided.

B.2.4.3.	Assist the Customer to select the ENC coverage that he requires with due regard to the legal status of ENCs and the availability of other Admiralty products.

B.2.4.4.	Submit orders for ENCs to the UKHO via e-mail using the tools and processes set out in the Admiralty Distributor Handbook. The Distributor is to ensure that all necessary information with regard to Customer details and the make of ECDIS equipment fitted to the vessel is included on the order form.

B.2.4.5.	Where goods have been incorrectly ordered credit will only be given in exceptional circumstances where mitigating circumstances exist. Each case shall be considered on its individual merits and UKHO’s decision shall be final and conclusive. However if credit is agreed then the credit shall be given at the original price paid by the Distributor and UKHO may at its sole discretion make a charge in respect of the administrative costs incurred. In the event that the Distributor incorrectly orders ENCs and provides these to the Customer, UKHO shall have the right to charge its costs in supplying these goods to the Distributor.

B.2.4.6.	Ensure that the Customer is familiar with, and accepts for himself and the authorised end user, the terms and conditions of the end user licence prior to placing the order.

B.2.4.7.	Assemble an ENC Service Customer Start-Up pack for each new Customer of the service. This shall contain the elements set out in the Distributor Handbook.

B.2.4.8.	Ensure that any Distnbutor PC used to handle licence/permit files received or sent by the Distributor is checked for computer viruses using an up to date virus checker on a regular basis. If licence discs are created by the Distributor these shall be checked for computer viruses using an up to date virus checker prior to sealing and despatch to the Customer.

B.2.4.9.	Unless a lesser frequency is requested by the Customer on a weekly basis provide to Customers of the service, ENC update CDs and, as required, re-issues of the ENC base CDs and new ENC licence/permit discs.

B.2.4.10.	Maintain adequate levels of stock of items needed to create Customer Start-Up packs and to meet weekly service requirements according to predicted needs of existing and new business.

B.2.4.1 I.	Maintain records of Customer ENC licence and chart holdings. This is best achieved by keeping an electronic copy of Customers’ permits and licence details.

B.2.4.12.	Keep Customers advised, on a regular basis, of the latest coverage of available ENCs relevant to their business.

B.2.4.13.	Encourage renewal of licences by issuing reminders to Subscribers well in advance of licence expiry. Where renewed licence files have to be sent to vessels on physical media, the lead time must be sufficient to ensure uninterrupted use of the service.

B.2.4.14.	Provide first line assistance to Customers of the service in event of queries about or problems with the service. Where such queries or problems can not be readily resolved or where they relate to the contents of the ENCs within the service the distributor is to inform the UKHO Helpdesk.

B.2.4.15.	Provide feedback to UKHO on the performance of the Service on a regular basis

B.2.4.16.	Agree with UKHO conditions under which free licences for ENC trials can be offered.

B.2.4.17.	Agree with UKHO the number and content of ENC Demonstration Licences to be supplied.

C.	PRODUCTS THAT ARE NOT PRODUCED BY UKHO (NonAP&D}

C.l	LIST OF NON-UKHO PRODUCTS

•	BP Shipping Marine Distance Tables

C.2 DUTIES OF UKHO

C.2.1.	Quality and Currency of Products

	C.2.1.1.	Clause 6.1 of this Agreement does not apply to those products listed at Schedule 1, C.l above. The manufacturer bas the sole responsibility to maintain the quality and currency of its products.

C.2.2.	Liability

	C.2.2.1.	In respect of those products listed at Schedule 1, C.1 above, nothing in this Agreement is intended to exclude or limit liability for death or personal injury arising from negligence, nor for any liability that cannot by law be excluded or limited.

	C.2.2.2.	Subject to Schedule 1, C.2.2.1 above, the total and aggregate liability, in respect of those products listed at Schedule 1, C.1 above, of UKHO under or in connection with this Agreement, whether in contract, tort (including negligence), breach of statutory duty or otherwise, shall be limited to the amount paid by the Distributor in respect of the price paid per individual product.

C.2.3.	Training

	C.2.3.1.	Clause 6.6 of this Agreement does not apply to those products listed at Schedule 1, C.l above.

C.2.4.	Availability

	C.2.4.1.	Clause 6.8 of this Agreement does not apply to the products listed at Schedule 1, C.1 above.

C3 INTELLECTUAL PROPERTY

C.3.1.	Clauses 11.1 to 11.17 do not apply to those products listed at Schedule 1, C.1 above. The licence conditions shall be as stipulated by the manufacturer. UKHO shall notify the Distnoutor of such conditions from time to time as it is notified by the manufacturer.

SCHEDULE 2 - INDIVIDUAL DISTRIBUTOR PERFORMANCE REQUIREMENTS & ASSOCIATED INFORMATION

1. PERFORMANCE REQUIREMENTS

1.1.	None specified except as follows at clause 1.2.

1.2.	SPECIFIC PERFORMANCE REQUIREMENTS FOR THE ARCS SKIPPER PRODUCT

Where the Distributor has applied for, and UKHO has approved, the higher level of discount available for ARCS Skipper (specified at clause 2.3), the Distributor shall meet the criteria specified at clauses 1.2.1 to 1.2.5. UKHO will regularly carry out checks to ensure that the Distributor continues to meet the criteria.

1.2.1.	The Distributor must have at least five Sub Distributors which are not Distributors of ASD in their own right and which are able to sell ARCS.

1.2.2.	At least 20% of the Distributor’s sales of ARCS Skipper must be made through the Sub Distributors specified at 1.2.1.

1.2.3.	The Distributor shall devote at least one page of its web-site to the ARCS Skipper product and ARCS Charts.

1.2.4.	Each year the Distributor must distribute at least 100 of the UKHO produced ARCS Skipper brochures to its Customers and/or prospective Customers.

1.2.5.	In addition to the reports specified at clause 3.7 of this Agreement, the Distnbutor shall provide UKHO with a written statement each January of total sales of ARCS Skipper in the preceding calendar year and the quantity of those. sales made through the Sub Distnbutors specified at clause 1.2.1.

2. DISTRIBUTOR SPECIFIC METRICS

2.1.	The prices payable by the Distributor shall, subject to the provisions of Clause 7 of this Agreement, be those stated in UKHO’s Recommended Retail Price List in force at the date the Distributors order is received by UKHO less a discount of35%.

2.2.	The Distributor may not order or have outstanding and unpaid orders totalling more than the credit limit as separately advised and revised from time to time. In the event this limit is exceeded UKHO reserves the right to decline to make any further supply until the Distributors account is settled in full. UKHO reserves the right to alter this limit by written notice.

2.3.	Notwithstanding clause 2.1 of this Schedule 2, where the Distributor bas been approved by UKHO as meeting the criteria at clauses 1.2.1 to 1.2.5, the prices payable by the Distributor for ARCS Skipper shall, subject to clause 7 of this Agreement, be those stated in UKHO’s Recommended Retail Price List in force at the date the Distributor’ s order is received by UKHO less a discount of 40%.